Exhibit 99.1

Analog Devices Announces Financial Results for the Fourth Quarter and for Fiscal Year 2008

  FY2008 product revenue increased 6% from the prior year
  FY2008 diluted EPS from continuing operations increased 17% from the prior year
  4Q08 product revenue increased 6% year over year
  4Q08 diluted EPS from continuing operations increased 63% year over year
  4Q08 gross margin was 61.1% of revenue, up 110 bps year over year
  4Q08 operating margin from continuing operations was 24.3% of revenue, up 510 bps year over year
  Board of Directors declared quarterly dividend of $0.20 per share
  Financial results will be discussed via conference call today at 5:00 pm

Except where noted, all financial results contained in this release are from continuing operations. The sales of two businesses, the wireless handset baseband chipset and radio transceiver business and the CPU voltage regulation and PC thermal monitoring business, were completed during the first quarter of fiscal 2008. These two businesses are reported as discontinued operations.

Historical quarterly and annual financial information for continuing operations, including revenue by end market and by product type, is available on the Analog Devices Investor Relations web site at: http://investor.analog.com

NORWOOD, Mass.--(BUSINESS WIRE)--November 24, 2008--Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for its fiscal fourth quarter and fiscal year ended November 1, 2008.

“The fourth quarter culminated a year of solid performance for ADI. We entered the year with a rebalanced, higher margin product portfolio and an intensified focus on our core businesses. This strategy led to increased revenue and significant earnings growth for ADI in 2008,” said Jerald G. Fishman, President and CEO. “While we exited the year faced with very difficult global economic conditions, we believe this focus on our market-leading core signal processing technologies gives us a competitive advantage that will endure throughout and beyond the current downturn.”

Mr. Fishman continued, “As we enter fiscal 2009, we plan to further concentrate our investment on these top priorities, and reduce spending in areas that offer less opportunity for differentiation and growth. We’ve also undertaken other expense management actions to align our cost structure with a demand environment recently reshaped by the global credit crisis. These actions are expected to provide expense savings in the first quarter, and additional savings and margin benefits in subsequent quarters.”

Results for the Fourth Quarter of Fiscal 2008

Revenue was $661 million, up slightly from the immediately prior quarter and an increase of 6% from the same period one year ago.

Gross margin was $404 million, or 61.1% of revenue, compared to $402 million, or 61.0% of revenue, in the immediately prior quarter, and $374 million, or 60.0% of revenue, for the same period one year ago.

Operating income from continuing operations was $161 million, or 24.3% of revenue, compared to $161 million, or 24.5% of revenue, in the immediately prior quarter, and $120 million, or 19.2% of revenue, from the same period one year ago. Excluding one-time items, non-GAAP operating income from continuing operations was $164 million, or 24.8% of revenue, compared to $161 million, or 24.5% of revenue, in the immediately prior quarter, and $145 million, or 23.2% of revenue, from the same period one year ago. The table reconciling the Company’s non-GAAP operating income from continuing operations to GAAP operating income from continuing operations is provided in this release on Schedule G. A more complete table covering prior periods is available on the Analog Devices Investor Relations web site at http://investor.analog.com.

Diluted earnings per share (EPS) from continuing operations was $0.49, an 11% increase from $0.44 in the immediately prior quarter, and a 63% increase from $0.30 in the same period a year ago.

The Board of Directors declared a cash dividend of $0.20 per outstanding share of common stock which will be paid on December 24, 2008 to all shareholders of record at the close of business on December 5, 2008.

Net cash provided by operating activities in the fourth quarter of fiscal 2008 was $142 million, after a reduction of $37 million of taxes associated with the sales of two businesses earlier in the year, as compared to $196 million in the immediately prior quarter, and $183 million in the same period one year ago.

  Capital expenditures for the fourth quarter of fiscal year 2008 totaled $47 million, or 7% of revenue.
  Cash dividends paid during the fourth quarter of fiscal 2008 totaled $58 million.
  Share repurchases of ADI common stock during the fourth quarter of fiscal 2008 totaled $17 million.

Cash and short-term investments at the end of the fourth quarter of fiscal 2008 totaled approximately $1.3 billion.

Accounts receivable at the end of the fourth quarter of fiscal 2008 decreased by 3% compared to the immediately prior quarter, with days sales outstanding declining from 45 days to 44 days.

Inventory at the end of the fourth quarter of fiscal 2008 increased by 2% compared to the immediately prior quarter. Days cost of sales in inventory was 112 days at the end of the fourth quarter of fiscal 2008, compared to 110 days at the end of the immediately prior quarter.

Revenue by end market:

  Revenue from industrial customers, 47% of total revenue, declined 5% from the immediately prior quarter and increased 4% from the same quarter a year ago. Revenue from automotive customers showed the largest sequential decrease as a result of general weakness in the global automotive sector.
  Revenue from communications customers, 27% of total revenue, increased 11% from the immediately prior quarter and increased 34% on a year-over-year basis, principally due to strong growth in revenue from basestation and wireless handset customers.
  Revenue from consumer customers, 21% of total revenue, increased 2% on a sequential basis as growth in revenue from digital camera and home entertainment system customers offset declines in other consumer applications. On a year-over-year basis, consumer revenue decreased 11% as revenues declined in all application areas, consistent with the global slowdown in consumer spending.
  Revenue from computer customers, 5% of total revenue, decreased 4% from the immediately prior quarter and decreased 8% from the same quarter a year ago, in line with an overall weak PC market worldwide.

Schedule E of this document provides additional details about revenue by end market for the fourth quarter, immediately prior quarter, and year-ago quarter. A more complete table covering prior periods is available on the Analog Devices Investor Relations web site at: http://investor.analog.com

Revenue by product type:

  Analog product revenue, 90% of total revenue, was approximately flat compared with the immediately prior quarter and grew 6% year-over-year.
  Revenue from ADI’s market-leading data converters and amplifiers totaled $460 million, or 70% of total revenue:
    Data converter revenue, 47% of total revenue, grew 2% sequentially and 8% year-over-year.
    Amplifier revenue, 23% of total revenue, was approximately flat compared with the immediately prior quarter and increased 9% year-over-year.
  General purpose digital signal processing (DSP) products, 9% of total revenue, increased 1% sequentially and 9% year-over-year.

Schedule F of this document provides additional details about revenue by product type for the fourth quarter, immediately prior quarter, and year-ago quarter. A more complete table covering prior periods is available on the Analog Devices Investor Relations web site at: http://investor.analog.com

Results for Fiscal Year 2008

Financial summary

  Product revenue was $2.6 billion, an increase of 6% from $2.4 billion in fiscal year 2007. On an equivalent 52-week basis, fiscal 2008 product revenue increased 8% compared to fiscal 2007, which was a 53-week fiscal year.
  Gross margin was $1.6 billion, or 61.1% of revenue, compared to $1.5 billion, or 60.6% of revenue, in fiscal 2007, excluding a one-time license payment received in the first quarter of fiscal 2007. The table reconciling the Company’s non-GAAP results to GAAP results is provided in this release on Schedule G.
  Operating expenses totaled $952 million, compared to $940 million in fiscal 2007. Excluding restructuring and one-time items, non-GAAP operating expenses totaled $949 million in fiscal 2008, compared to $908 million in fiscal 2007.
  Operating income from continuing operations was $625 million, or 24.2% of revenue, compared to $569 million, or 23.1% of revenue, in fiscal 2007. Excluding one-time items, non-GAAP operating income from continuing operations was $628 million, or 24.3% of revenue, in fiscal 2008, compared to $566 million, or 23.3% of revenue, in fiscal 2007.
  Diluted EPS from continuing operations was $1.77, a 17% increase from $1.51 in fiscal 2007. Non-GAAP diluted EPS from continuing operations in fiscal 2008 was $1.77, a 20% increase from $1.48 in fiscal 2007.
  Net cash provided by operating activities was $669 million, after a reduction of $110 million of taxes associated with the sales of two businesses, as compared to $820 million in fiscal 2007.

End market and product revenue highlights

End markets

  Revenue from industrial customers, 49% of total revenue, increased 6% year-to-year, with the strongest growth in instrumentation, automotive, defense, and power meter applications. Revenue from industrial customers has grown at a 5-year compound annual growth rate (CAGR) of 11%.
  Revenue from communications customers, 25% of total revenue, grew 21% year-to-year, driven by growth in basestation, wireless handset, and optical applications. Revenue from communications customers has grown at a 5-year CAGR of 7%. Basestation customer revenue, the largest component of communications revenue, has grown at a 5-year CAGR of 18%.
  Revenue from consumer customers, 21% of total revenue, decreased 2% year-to-year. Revenue from advanced television and digital camera applications increased, while revenue from other consumer applications decreased from the prior year. Revenue from consumer customers has grown at a 5-year CAGR of 15%.

Products

  Revenue from analog products, 90% of total revenue, increased 6% in fiscal 2008, and has grown at a 5-year CAGR of 11%.
  Revenue from data converters and amplifiers totaled $1.8 billion, or 69% of total revenue:
  Data converter revenue, 46% of total revenue, increased 8% in fiscal 2008, and has grown at a 5-year CAGR of 12%.
  Amplifier revenue, 23% of total revenue, increased 6% in fiscal 2008, and has grown at a 5-year CAGR of 10%.
  General purpose DSP revenue, 9% of total revenue, increased 10% in fiscal 2008, and has grown at a 5-year CAGR of 8%.

Schedules E and F of this document provide additional details about revenue by end market and product type for fiscal years 2007 and 2008. A more complete table covering prior periods is available on the Analog Devices Investor Relations web site at: http://investor.analog.com

Outlook for the First Quarter of Fiscal 2009

The following statements are based on current expectations. These statements are forward looking and actual results may differ materially, including as a result of the important factors discussed at the end of this release. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

Regarding the revenue outlook for the company for the first quarter of fiscal 2009, Mr. Fishman said, “The global credit crisis and deteriorating economic conditions have resulted in much more cautious customer spending behavior and generally lower demand. Order rates slowed in late September, and backlog declined significantly from the prior quarter, which limits our short-term visibility. Forecasting revenue in this environment is very difficult. Our operating plan is for revenues to decline sequentially by approximately 20% in the first quarter of fiscal 2009. We are planning to take steps to avoid a large inventory buildup by significantly reducing manufacturing output, which we expect will temporarily impact our gross margin by approximately 3 to 4 percentage points. We are therefore planning for gross margin to be approximately 57% to 58% in the first quarter, depending on the actual product mix and level of sales we achieve. Further, we are planning to take actions that we expect will result in operating expense reductions from fourth quarter levels of approximately 10%, or $25 million. We expect to realize over half of that savings in the first quarter and the balance in the second quarter. As a result of these actions, we plan to record a restructuring charge in the first quarter. Assuming these levels of sales, gross margin, and cost reduction, EPS from continuing operations in the first quarter would be approximately $0.22 to $0.23, excluding restructuring charges.”

“We are responding to the current economic environment by taking actions that we expect will reduce expenses in the short term while strengthening our position for the long term,” Mr. Fishman continued. “We anticipate that our variable and discretionary cost reductions will modulate with general economic conditions, while the actions related to realigning our product portfolio and streamlining our manufacturing infrastructure will result in short-term savings as well as a fundamentally lower cost structure. As such, we believe that we have taken steps to mitigate the short term reduction in our earnings while at the same time positioning ADI for significant earnings leverage when growth resumes.”

Conference Call Scheduled for 5:00

Mr. Fishman will discuss the fourth quarter and fiscal year 2008 results, as well as the short-term outlook via webcast, accessible at http://investor.analog.com today beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 72243160 or by visiting the Analog Devices Investor Relations web site.

Non-GAAP Financial Information

This release includes non-GAAP financial measures for prior periods that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Tables reconciling the Company’s non-GAAP measures to GAAP measures are provided in this release.

Manner in Which Management Uses the Non-GAAP Financial Measures

Management uses non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income and non-GAAP diluted earnings per share to evaluate the Company’s operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the underlying baseline operating results and trends in the Company’s business.

Economic Substance Behind Management’s Decision to Use Non-GAAP Financial Measures

The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature.

The following items are excluded from our Non-GAAP gross margin:

Non-Recurring Revenue Associated with the License of Certain Intellectual Property Rights to a Third Party. On November 9, 2006, we received a one-time, non-recurring payment of $35 million in exchange for granting a license of certain intellectual property rights to a third party. This payment increased revenue in the first quarter of fiscal 2007 by $35 million. We exclude this item and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

The following items are excluded from our Non-GAAP operating expenses:

Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

Proceeds from the one-time settlement of litigation. In the second quarter of fiscal 2007, we settled a lawsuit against Maxim Integrated Products and received a one-time non-recurring payment of $19 million. A portion of this payment ($8.5 million) was to compensate us for the legal expenses we incurred during the years 2001 through 2007 in connection with this lawsuit. As the original legal expenses were recorded as general and administrative expenses in the income statement, we recorded the recovery of these legal expenses in the same line item in our operating expenses. The remaining $10.5 million was recorded as non-operating income because it is not associated with the normal operations of our business. We exclude this payment and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

The following items are excluded from our Non-GAAP operating income:

Non-Recurring Revenue Associated with the License of Certain Intellectual Property Rights to a Third Party. On November 9, 2006, we received a one-time, non-recurring payment of $35 million in exchange for granting a license of certain intellectual property rights to a third party. This payment increased revenue in the first quarter of fiscal 2007 by $35 million. We exclude this item and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

Proceeds from the one-time settlement of litigation. In the second quarter of fiscal 2007, we settled a lawsuit against Maxim Integrated Products and received a one-time non-recurring payment of $19 million. A portion of this payment ($8.5 million) was to compensate us for the legal expenses we incurred during the years 2001 through 2007 in connection with this lawsuit. As the original legal expenses were recorded as general and administrative expenses in the income statement, we recorded the recovery of these legal expenses in the same line item in our operating expenses. The remaining $10.5 million was recorded as non-operating income because it is not associated with the normal operations of our business. We exclude this payment and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

The following items are excluded from our Non-GAAP diluted earnings per share:

Non-Recurring Revenue Associated with the License of Certain Intellectual Property Rights to a Third Party. On November 9, 2006, we received a one-time, non-recurring payment of $35 million in exchange for granting a license of certain intellectual property rights to a third party. This payment increased revenue in the first quarter of fiscal 2007 by $35 million. We exclude this item and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

Acquisition-Related Expense. During the first quarter of fiscal 2007, we recorded a tax adjustment when we finalized the accounting associated with an acquisition which occurred in the fourth quarter of fiscal 2006. We excluded this income tax expense from our non-GAAP results because it was not associated with the income tax expense on our current operating results.

Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

Proceeds from the one-time settlement of litigation. In the second quarter of fiscal 2007, we settled a lawsuit against Maxim Integrated Products and received a one-time non-recurring payment of $19 million. A portion of this payment ($8.5 million) was to compensate us for the legal expenses we incurred during the years 2001 through 2007 in connection with this lawsuit. As the original legal expenses were recorded as general and administrative expenses in the income statement, we recorded the recovery of these legal expenses in the same line item in our operating expenses. The remaining $10.5 million was recorded as non-operating income because it is not associated with the normal operations of our business. We exclude this payment and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

Gain on Sale of Investment. We realized a gain of $8 million in the first quarter of fiscal 2007 from the sale of a minority shareholding in a company. We excluded this amount and the related tax effects because it is a one-time item not associated with our ongoing operating results.

Tax Savings Associated with Reinstatement of the Federal R&D Tax Credit. The IRS reinstated the R&D tax credit in December 2006, retroactive to January 1, 2006. This retroactive reinstatement resulted in a $10 million income tax savings to the Company in the first quarter of fiscal 2007. This credit expired during our first fiscal quarter of 2008, but was reinstated again during our fourth quarter of fiscal 2008, retroactive to January 1, 2008. This retroactive reinstatement resulted in a $3 million income tax savings to the Company in the fourth quarter of fiscal 2008. We excluded this income tax savings from our non-GAAP measures because it is not associated with the income tax expense on our current operating results.

Tax Adjustment Associated with IRS Examination. During the fourth quarter of fiscal year 2007, the IRS completed its field examination of fiscal years 2004 and 2005. The IRS issued proposed adjustments related to these two fiscal years. During the fourth quarter of fiscal 2007, we provided $4.4 million for taxes and penalties related to certain of these proposed adjustments. We exclude this income tax expense from our non-GAAP results because it is not associated with the income tax expense on our current operating results.

Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

Management believes that the presentation of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the company.

Material Limitations Associated with Use of the Non-GAAP Financial Measures

Analog Devices believes that non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology in excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

Management’s Compensation for Limitations of Non-GAAP Financial Measures

Management compensates for these material limitations in non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income and non-GAAP diluted earnings per share by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measure. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

About Analog Devices, Inc.

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements which include, among other things, our statements regarding expected revenue, earnings, operating expenses, gross margins, restructuring charges, and other financial results, expected customer demand for our products, and expected results of our ongoing expense reduction efforts, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: continuing adversity in economic conditions in the United States and internationally as a result of the ongoing crisis in global credit and financial markets, further erosion of consumer confidence and adverse changes to customer spending behaviors, the effects of changes in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, any inability to manage inventory to meet customer demand, changes in geographic, product or customer mix, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Analog Devices and any other company.

Analog Devices, Fourth Quarter, Fiscal 2008

Schedule A
Sales/Earnings Summary (GAAP)
(In thousands, except per-share amounts)

	Three Months Ended			Twelve Months Ended
	4Q 08	3Q 08	4Q 07	FY 08	FY 07
	Nov. 1, 2008	Aug. 2, 2008	Nov. 3, 2007	Nov. 1, 2008	Nov. 3, 2007
Product Revenue	$660,696	$658,986	$623,542	$2,582,931	$2,429,721
Year-to-year growth	6%	7%	6%	6%	7%
Quarter-to-quarter change	0%	1%	1%
Revenue from one-time IP license	-	-	-	-	35,000
Total revenue	660,696	658,986	623,542	2,582,931	2,464,721
Cost of sales (1)	257,039	257,192	249,650	1,005,656	956,445
Gross margin	403,657	401,794	373,892	1,577,275	1,508,276
Operating expenses:
R&D (1)	133,451	135,837	131,687	533,480	509,553
Selling, marketing and G&A (1)	106,381	104,767	97,409	415,682	389,505
Special charges	3,088	-	25,183	3,088	40,495
Operating income from continuing operations	160,737	161,190	119,613	625,025	568,723
Other income	(10,628)	(7,541)	(12,891)	(41,077)	(92,734)
Income from continuing operations before income tax	171,365	168,731	132,504	666,102	661,457
Provision for income taxes	27,123	39,536	37,818	140,925	159,553
Minority interest	-	-	-	-	219
Income from continuing operations, net of tax	144,242	129,195	94,686	525,177	502,123
Discontinued Operations, net of tax:
Income (loss) from discontinued operations	2,086	5,611	3,203	12,779	(5,216)
(Loss) gain on sale of discontinued operations	(2,457)	3,802	-	248,328	-
Total (loss) income from discontinued operations, net of tax	(371)	9,413	3,203	261,107	(5,216)
Net income	$143,871	$138,608	$97,889	$786,284	$496,907

Shares used for EPS - basic	290,847	290,376	305,867	292,688	323,255
Shares used for EPS - diluted	293,820	295,001	313,825	297,110	332,301

Earnings per share from continuing operations - basic	$0.50	$0.44	$0.31	$1.79	$1.55
Earnings per share from continuing operations - diluted	$0.49	$0.44	$0.30	$1.77	$1.51

Earnings per share - basic	$0.49	$0.48	$0.32	$2.69	$1.54
Earnings per share - diluted	$0.49	$0.47	$0.31	$2.65	$1.50

Dividends paid per share	$0.20	$0.20	$0.18	$0.76	$0.70

(1) Includes stock-based compensation expense as follows:
Cost of sales	$2,004	$1,943	$2,579	$7,806	$10,591
R&D	$5,958	$6,178	$7,310	$23,768	$29,347
Selling, marketing and G&A	$5,390	$5,452	$6,342	$20,970	$27,329

Analog Devices, Fourth Quarter, Fiscal 2008

Schedule B
Results of Discontinued Operations
(In thousands, except per-share amounts)

The following table reflects the amounts reclassified from our continuing operations into discontinued operations:

	Three Months Ended			Twelve Months Ended
	4Q 08	3Q 08	4Q 07	FY 08	FY 07
	Nov. 1, 2008	Aug. 2, 2008	Nov. 3, 2007	Nov. 1, 2008	Nov. 3, 2007
Total revenue	$21,833	$25,274	$75,227	$115,600	$275,106
Cost of sales	21,591	20,941	50,945	95,070	197,965
Gross margin	242	4,333	24,282	20,530	77,141
Operating expenses:
R&D	214	(80)	19,701	12,639	80,977
Selling, marketing and G&A	336	(25)	2,630	2,312	10,639
Operating (loss) income from discontinued operations	(308)	4,438	1,951	5,579	(14,475)
Gain on sale of business	-	6,578	-	362,594	-
(Loss) income before income taxes from discontinued operations	(308)	11,016	1,951	368,173	(14,475)
Provision for (benefit from) income taxes from discontinued operations	63	1,603	(1,252)	107,066	(9,259)
(Loss) income from discontinued operations, net of tax	$(371)	$9,413	$3,203	$261,107	$(5,216)

(Loss) earnings per share from discontinued operations - basic	$(0.00)	$0.03	$0.01	$0.89	$(0.02)
(Loss) earnings per share from discontinued operations - diluted	$(0.00)	$0.03	$0.01	$0.88	$(0.02)

Analog Devices, Fourth Quarter, Fiscal 2008

Schedule C
Selected Balance Sheet Information (GAAP)
(In thousands)

	4Q 08	3Q 08	4Q 07
	Nov. 1, 2008	Aug. 2, 2008	Nov. 3, 2007
Cash & short-term investments	$1,309,686	$1,277,644	$1,081,207
Accounts receivable, net	315,290	326,456	323,777
Inventories (1)	314,629	309,870	324,373
Current assets of discontinued operations	5,894	9,895	87,457
Other current assets	144,078	133,323	162,038
Total current assets	2,089,577	2,057,188	1,978,852
PP&E, net	567,439	558,312	556,075
Investments	32,054	33,882	36,902
Goodwill and intangible assets	247,475	277,524	303,622
Other	92,410	103,868	95,491
Non-current assets of discontinued operations	62,037	62,037	-
Total assets	$3,090,992	$3,092,811	$2,970,942

Deferred income on shipments to distributors, net	$175,358	$174,070	$151,423
Current liabilities of discontinued operations	18,454	76,431	24,153
Other current liabilities	375,246	362,812	372,475
Non-current liabilities	101,671	88,454	85,757
Stockholders' equity	2,420,263	2,391,044	2,337,134
Total liabilities & equity	$3,090,992	$3,092,811	$2,970,942

(1) includes $2,632, $2,566 and $3,371 related to stock-based compensation in 4Q08, 3Q08 and 4Q07, respectively.

Analog Devices, Fourth Quarter, Fiscal 2008

Schedule D
Cash Flow Statement (GAAP)
(In thousands)

	Three Months Ended			Twelve Months Ended
	4Q 08	3Q 08	4Q 07	FY 08	FY 07
	Nov. 1, 2008	Aug. 2, 2008	Nov. 3, 2007	Nov. 1, 2008	Nov. 3, 2007
Cash flows from operating activities:
Net Income	$143,871	$138,608	$97,889	$786,284	$496,907
Adjustments to reconcile net income to net cash provided by operations:
Depreciation	36,161	36,244	35,104	144,222	142,173
Amortization of intangibles	1,774	2,438	2,573	9,250	12,610
Stock-based compensation expense	13,352	13,573	17,506	50,247	72,652
Minority interest	-	-	-	-	(219)
Gain on sale of business	2,457	(3,802)	-	(248,328)	-
Gain on sale of an investment	-	-	-	-	(7,919)
Excess tax benefit - stock options	(5,619)	(3,083)	(15,818)	(18,586)	(40,871)
Non-cash portion of special charge	-	-	438	-	438
Other non-cash activity	(996)	1,152	538	310	853
Deferred income taxes	(3,709)	(4,813)	7,724	(11,369)	(2,850)
Changes in operating assets and liabilities:
Income tax payments related to gain on sale of businesses	(36,936)	(6,182)	-	(110,401)	-
Changes in other operating assets and liabilities	(8,097)	22,012	36,896	67,739	146,591
Total adjustments	(1,613)	57,539	84,961	(116,916)	323,458
Net cash provided by operating activities	142,258	196,147	182,850	669,368	820,365
Percent of total revenue	21.5%	29.8%	29.3%	25.9%	33.3%

Cash flows from investing activities:
Additions to property, plant and equipment	(47,377)	(39,381)	(33,177)	(157,408)	(141,810)
Purchases of short-term available-for-sale investments	(280,344)	(626,815)	(311,571)	(1,831,363)	(1,807,476)
Maturities of short-term available-for-sale investments	425,444	538,031	545,792	1,774,391	2,943,468
Net proceeds related to sale of businesses	-	3,590	-	403,181	-
Payments for acquisitions	-	(3,146)	-	(3,146)	(9,160)
Proceeds from sale of investment	-	-	-	-	8,003
Decrease (increase) in other assets	1,176	(1,855)	(8,420)	2,708	(8,438)
Net cash provided (used) for investing activities	98,899	(129,576)	192,624	188,363	984,587

Cash flows from financing activities:
Dividend payments to shareholders	(58,105)	(58,078)	(55,437)	(222,530)	(228,281)
Repurchase of common stock	(17,473)	(27,578)	(317,691)	(569,853)	(1,647,212)
Increase (decrease) in liability for common stock repurchases	95	(366)	-	234	-
Net proceeds from employee stock plans	11,150	20,885	12,953	94,155	109,149
Credit facility fees	-	(600)	-	(600)	-
Excess tax benefit - stock options	5,619	3,083	15,818	18,586	40,871
Net cash used for financing activities	(58,714)	(62,654)	(344,357)	(680,008)	(1,725,473)
Effect of exchange rate changes on cash	(7,300)	178	(43)	(9,096)	1,546

Net increase in cash and cash equivalents	175,143	4,095	31,074	168,627	81,025
Cash and cash equivalents at beginning of period	418,456	414,361	393,898	424,972	343,947
Cash and cash equivalents at end of period	$593,599	$418,456	$424,972	$593,599	$424,972

Analog Devices, Fourth Quarter, Fiscal 2008

Schedule E
Revenue Trends by End Market
The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	Nov. 1, 2008				Aug. 2, 2008	Nov. 3, 2007
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Industrial	$312,841	47%	-5%	4%	$328,901	$300,006
Communications	175,799	27%	11%	34%	158,862	131,027
Consumer	140,302	21%	2%	-11%	138,157	157,929
Computer	31,754	5%	-4%	-8%	33,066	34,580
Total Revenue	$660,696	100%	0%	6%	$658,986	$623,542

	Twelve Months Ended
	Nov. 1, 2008				Nov. 3, 2007
	Revenue	%	Y/Y %	Y/Y %*	Revenue
Industrial	$1,274,924	49%	6%	8%	$1,198,984
Communications	637,277	25%	21%	23%	527,287
Consumer	544,274	21%	-2%	0%	557,373
Computer	126,456	5%	-13%	-12%	146,077
Total Product Revenue	$2,582,931	100%	6%	8%	$2,429,721
Revenue from one-time IP license	-				35,000
Total Revenue	$2,582,931				$2,464,721

* This change reflects the year-over-year change on an equivalent 13-week basis. The year ended November 3, 2007 was a 53-week year. ADI follows a 52-week, or 364-day, fiscal calendar that results in a 53-week year approximately every seventh year, as occurred in fiscal 2007.

Analog Devices, Fourth Quarter, Fiscal 2008

Schedule F
Revenue Trends by Product Type
The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

	Three Months Ended
	Nov. 1, 2008				Aug. 2, 2008	Nov. 3, 2007
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Converters	$309,436	47%	2%	8%	$302,764	$286,341
Amplifiers	150,520	23%	0%	9%	150,923	138,497
Other analog	93,782	14%	-6%	-6%	100,003	100,232
Sub-Total Analog Signal Processing	553,738	84%	0%	5%	553,690	525,070
Power management & reference	38,912	6%	6%	21%	36,674	32,283
Total Analog Products	$592,650	90%	0%	6%	$590,364	$557,353
General purpose DSP	61,025	9%	1%	9%	60,521	56,034
Other DSP	7,021	1%	-13%	-31%	8,101	10,155
Total Digital Signal Processing	$68,046	10%	-1%	3%	$68,622	$66,189
Total Revenue	$660,696	100%	0%	6%	$658,986	$623,542

	Twelve Months Ended
	Nov. 1, 2008				Nov. 3, 2007
	Revenue	%	Y/Y %	Y/Y %*	Revenue
Converters	$1,190,964	46%	8%	10%	$1,104,842
Amplifiers	590,275	23%	6%	9%	557,515
Other analog	393,856	15%	0%	-1%	395,494
Sub-Total Analog Signal Processing	2,175,095	84%	6%	8%	2,057,851
Power management & reference	143,702	6%	16%	18%	124,101
Total Analog Products	$2,318,797	90%	6%	8%	$2,181,952
General purpose DSP	234,946	9%	10%	12%	214,339
Other DSP	29,188	1%	-13%	-11%	33,430
Total Digital Signal Processing	$264,134	10%	7%	9%	$247,769
Total Product Revenue	$2,582,931	100%	6%	8%	$2,429,721
Revenue from one-time IP license	-				35,000
Total Revenue	$2,582,931				$2,464,721

* This change reflects the year-over-year change on an equivalent 13-week basis. The year ended November 3, 2007 was a 53-week year. ADI follows a 52-week, or 364-day, fiscal calendar that results in a 53-week year approximately every seventh year, as occurred in fiscal 2007.

Analog Devices, Fourth Quarter, Fiscal 2008

Schedule G
Reconciliation from Non-GAAP to GAAP Data (In thousands, except per-share amounts)

See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non-GAAP measures.

	Three Months Ended			Twelve Months Ended
	4Q 08	3Q 08	4Q 07	FY 08	FY 07
	Nov. 1, 2008	Aug. 2, 2008	Nov. 3, 2007	Nov. 1, 2008	Nov. 3, 2007

GAAP Gross Margin	$403,657	$401,794	$373,892	$1,577,275	$1,508,276
Percent of Total Revenue	61.1%	61.0%	60.0%	61.1%	61.2%
Revenue from One-time Licensing of IP	-	-	-	-	(35,000)
Non-GAAP Gross Margin	$403,657	$401,794	$373,892	$1,577,275	$1,473,276
Percent of Product Revenue	61.1%	61.0%	60.0%	61.1%	60.6%

GAAP Operating Expenses	$242,920	$240,604	$254,279	$952,250	$939,553
Percent of Product Revenue	36.8%	36.5%	40.8%	36.9%	38.7%
Restructuring-Related Expense	(3,088)	-	(25,183)	(3,088)	(40,495)
Litigation Settlement	-	-	-	-	8,500
Non-GAAP Operating Expenses	$239,832	$240,604	$229,096	$949,162	$907,558
Percent of Product Revenue	36.3%	36.5%	36.7%	36.7%	37.4%

GAAP Operating Income From Continuing Operations	$160,737	$161,190	$119,613	$625,025	$568,723
Percent of Total Revenue	24.3%	24.5%	19.2%	24.2%	23.1%
Revenue from One-time Licensing of IP	-	-	-	-	(35,000)
Restructuring-Related Expense	3,088	-	25,183	3,088	40,495
Litigation Settlement	-	-	-	-	(8,500)
Non-GAAP Operating Income From Continuing Operations	$163,825	$161,190	$144,796	$628,113	$565,718
Percent of Product Revenue	24.8%	24.5%	23.2%	24.3%	23.3%

GAAP Diluted EPS Including Discontinued Operations	$0.49	$0.47	$0.31	$2.65	$1.50
Diluted Loss (Earnings) Per Share from Discontinued Operations	(0.00)	(0.03)	(0.01)	(0.88)	0.02
GAAP Diluted EPS From Continuing Operations	$0.49	$0.44	$0.30	$1.77	$1.51
Revenue from One-time Licensing of IP	-	-	-	-	(0.068)
Acquisition Related Expense	-	-	-	-	0.017
Restructuring-Related Expense	0.008	-	0.064	0.008	0.090
Litigation Settlement	-	-	-	-	(0.037)
Gain on Sale of Investment	-	-	-	-	(0.015)
Impact of the Reinstatement of the R&D Tax Credit	(0.011)	-	-	(0.011)	(0.030)
One Time Tax Adjustment Related to the IRS Examination of Fiscal Years 2004 and 2005	-	-	0.014	-	0.013
Non-GAAP Diluted EPS From Continuing Operations	$0.49	$0.44	$0.38	$1.77	$1.48

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282
Director of Investor Relations
Fax: 781-461-3491
investor.relations@analog.com